Exhibit 10.5
Exhibits A through E to Eugene Kahn Employment Agreement,
dated as of May 29, 2007

EXHIBIT A
CLAIRE’S INC.
AMENDED AND RESTATED
STOCK INCENTIVE PLAN
Section 1. Filed previously as Exhibit 10.3 to the Registration Statement on Form S-4 (File No. 333-148108) by the Company on December 17, 2007.

EXHIBIT B
BAUBLE HOLDINGS CORP.
c/o Apollo Management VI, L.P.
10250 Constellation Boulevard
Suite 2900
Los Angeles, CA 90067
May 29, 2007
Eugene S. Kahn
2400 W. Central Rd.
Hoffman Estates, IL 60192
Re: Grant of Stock Options
Dear Gene:
We are pleased to inform you that you have been granted options to purchase 1,353,280 shares of common stock of Bauble Holdings Corp. (the “Company”). As further described below, the options have varying features relating to vesting and are denominated as an “Investment Option”, a “Time Option” a “Target Performance Option” and a “Stretch Performance Option”. These options and are collectively referred to as the “Options”, and the Target Performance Option and the Stretch Performance Option are collectively referred to as the “Performance Options”. The Time Option and the Performance Options have been granted pursuant to the Company’s Stock Incentive Plan (the “Plan”), a copy of which is attached, and are subject in all respects to the provisions of the Plan, except as specifically modified hereby. The Investment Option has not been granted under the Plan and shall have no effect on the number of options that may be awarded under the Plan. However, in all other respects, the Investment Option shall be treated as if it were awarded under the Plan, and shall be subject to the terms and conditions of the Plan, except as specifically modified hereby. Capitalized terms not otherwise defined in the text are defined in the Plan.
1.	Investment Option: The key terms of the Investment Option are as follows:
(a)	Number of Shares. 100,000

(b)	Exercise Price per Share. $10.00

(c)	Vesting. The Investment Option is fully vested and immediately exercisable.
2.	Time Option: The key terms of the Time Option are as follows:
(a)	Number of Shares. 477,440

(b)	Exercise Price per Share. $10.00

(c)	Vesting. The Time Option will vest and become exercisable in four equal annual installments on May 29, 2008, 2009, 2010 and 2011, provided that the Time Option will become fully vested and exercisable immediately prior to a “Change of Control” (as defined in the Employment Agreement among you and the Company dated as of April 19, 2007 (the “Employment Agreement”).
3.	Target Performance Option: The key terms of the Target Performance Option are as follows:
(a)	Number of Shares. 477,440

(b)	Exercise Price per Share. $10.00

(c)	Vesting.
(i)	If on any Measurement Date, the Value Per Share equals or exceeds the Target Stock Price (the “Target Performance Goal”), then (1) if such Measurement Date is other than the date of a Bauble Investors Liquidity Event, the Target Performance Option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of such Measurement Date, provided that if a Change of Control occurs after any such Measurement Date, any unvested installment shall become fully vested immediately prior to the Change of Control, and (2) if such Measurement Date is the date of a Bauble Investors Liquidity Event, the Target Performance Option will become fully vested and immediately exercisable at such time.

(ii)	If, on any Measurement Date prior to a Qualified IPO, the Target Performance Goal would be satisfied by disregarding in the calculation of Net Equity Value, some portion, but not all, of your Target Performance Option as well as similar target performance options granted to other employees, then a portion of your Target Performance Option shall vest, as determined by the Option Committee in a fair and equitable manner.
(d)	Definitions. For purposes of both the Target Performance Option and the Stretch Performance Option:
(i)	“Bauble Investors Liquidity Event” means any transaction (including, without limitation, a stock sale, redemption or buy back, merger, consolidation or otherwise) immediately following which all of the Shares held by all Bauble Investors have been exchanged for or converted into consideration, all or substantially all of which consists of cash or readily marketable securities that the Bauble Investors can immediately resell for cash at prevailing quoted prices without legal, contractual or market restrictions.

(ii)	“Fully Diluted Shares” means, on any Measurement Date, the number of Shares outstanding, plus the number of Shares subject to all outstanding options, warrants and rights to acquire Shares, whether or not exercisable.

(iii)	“Measurement Date” means (1) prior to a Qualified IPO, the last day of any fiscal quarter, starting with the last day of the eight full fiscal quarter after May 29, 2007, (2) following a Qualified IPO, each trading day, starting with the 90th trading day following the Qualified IPO, or (3) the date of a Bauble Investors Liquidity Event, whether before or after a Qualified IPO.

(iv)	“Net Equity Value” means (1) 8.5 multiplied by the Company’s consolidated earnings, before interest, income taxes, depreciation and amortization (“EBITDA”) for the four fiscal quarters ending upon a Measurement Date, plus (2) the sum of cash, cash equivalents, and the aggregate exercise price of all outstanding options or warrants to purchase Shares, whether or not exercisable, in each case as of the Measurement Date, less (3) debt as of the Measurement Date. EBITDA, cash and debt shall be determined by the Option Committee based on the Company’s financial statements for such period, subject to such adjustments to reflect unusual, nonrecurring or extraordinary events as the Option Committee shall deem equitable and appropriate.

(v)	“Stretch Target Stock Price” means $10.00, accumulated at an effective annual rate of 32% from May 29, 2007 to the Measurement Date, provided that the Option Committee shall make such adjustment to the Stretch Target Stock Price as it reasonably determines is equitable and appropriate to reflect changes to the outstanding Shares or capital structure of the Company, including contributions and distributions of capital.

(vi)	“Target Stock Price” means $10.00, accumulated at an effective annual rate of 22.5% from May 29, 2007 to the Measurement Date, provided that the Option Committee shall make such adjustment to the Target Stock Price as it reasonably determines is equitable and appropriate to reflect changes to the outstanding Shares or capital structure of the Company, including contributions and distributions of capital.

(vii)	“Value Per Share” means (1) prior to a Qualified IPO, the Net Equity Value divided by the Fully Diluted Shares, (2) following a Qualified IPO, the average closing price of a Share for the period of 90 consecutive trading days ending on the Measurement Date, or (3) upon a Bauble Investors Liquidity Event, the price per Share realized by the Bauble Investors.
4.	Stretch Performance Option: The key terms of the Stretch Performance Option are as follows:
(a)	Number of Shares. 298,400

(b)	Exercise Price per Share. $10.00

(c)	Vesting.
(i)	If on any Measurement Date, the Value Per Share equals or exceeds the Stretch Stock Price (the “Stretch Performance Goal”), then (1) if such Measurement Date is other than the date of a Bauble Investors Liquidity Event, the Stretch Performance Option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of such Measurement Date, provided that if a Change of Control occurs after any such Measurement Date, any unvested installment shall become fully vested immediately prior to the Change of Control, and (2) if such Measurement Date is the date of a Bauble Investors Liquidity Event, the Stretch Performance Option will become fully vested and immediately exercisable at such time.

(ii)	If, on any Measurement Date prior to a Qualified IPO, the Stretch Performance Goal would be satisfied by disregarding in the calculation of Net Equity Value, some portion, but not all, of your Stretch Performance Option as well as similar stretch performance options granted to other employees, then a portion of your Stretch Performance Option shall vest, as determined by the Option Committee in a fair and equitable manner.
5.	Termination of the Options. The Options shall terminate on the earliest of:
(a)	immediately upon termination of your employment if for Cause;

(b)	immediately upon termination of your employment for any reason as to the portion of any Option that did not vest prior to or upon the date of such termination;

(c)	the 91st day following the date of termination of your employment, other than for Cause, death, Total Disability (as defined in your Employment Agreement) or other than under circumstances entitling you to severance benefits under Section 4.3 of your Employment Agreement;

(d)	the 181st day following the date of termination of your employment under circumstances entitling you to severance benefits under Section 4.3 of your Employment Agreement;

(e)	the first anniversary of the date of termination of your employment by reason of your death or Total Disability;

(f)	as to any Performance Option, the date of a Bauble Investors Liquidity Event to the extent the Target Performance Goal or Stretch Performance Goal, as applicable, is not achieved at such time, or was not previously achieved;

(g)	the seventh anniversary of the date hereof; and

(h)	cancellation, termination or expiration of the Options pursuant to action taken by the Option Committee in accordance with Section 7 of the Plan.
Notwithstanding the forgoing, following a Change of Control, paragraphs 5(c), (d) and (e) above shall be inapplicable.

6.	Vesting upon Certain Terminations. As to the Time Option and each Performance Option where the applicable Performance Goal had previously been achieved (i) each such Option will become fully vested and exercisable upon termination of your employment by reason of your death or “Total Disability”, as defined in your Employment Agreement, and (ii) a portion of each such Option will become vested and exercisable upon termination of your employment under circumstances entitling you to severance benefits under Section 4.3 of your Employment Agreement, such portion to equal the portion of each such Option that would have vested on the next scheduled vesting date had your employment not so terminated, multiplied by a fraction, the numerator of which is the number of days that elapsed from the most recent vesting date to the date of such termination, and the denominator of which is 365.

7.	Federal Taxes: The Options granted to you are treated as “nonqualified options” for federal tax purposes, which means that when you exercise, the excess of the value of the Shares issued on exercise over the exercise price paid for the Shares is income to you, subject to wage-based withholding and reporting. When you sell the Shares acquired upon exercise, the excess (or shortfall) between the amount you receive upon the sale and the value of the shares at the time of exercise is treated as capital gain (or loss). State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Options.
We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this option grant and the terms of the Plan by signing and returning a copy of this letter.

Sincerely, BAUBLE HOLDINGS CORP.
By:
	Name:	Lance Milken
	Title:	Vice President

Agreed to and Accepted by:

Eugene S. Kahn

EXHIBIT C
BAUBLE HOLDINGS CORP.
c/o Apollo Management VI, L.P.
10250 Constellation Boulevard
Suite 2900
Los Angeles, CA 90067
May 29, 2007
Eugene S. Kahn
2400 W. Central Rd.
Hoffman Estates, IL 60192
Re: Acquisition of Shares
Dear Gene:
This will evidence our agreement, effective on May 29, 2007 (the “Effective Date”) relating to the purchase by you from Bauble Holdings Corp., a Delaware corporation (the “Company”), of 100,000 shares of the Company’s common stock (the “Common Stock”), as well as the award by the Company to you of 75,000 shares of Common Stock, in each case on the terms and conditions set forth in this letter agreement (the “Letter Agreement”). The shares of Common Stock so purchased are hereinafter referred to as the “Purchased Shares” and the shares of Common Stock so awarded are hereinafter referred to as the “Awarded Shares”, and collectively are referred to as the “Shares”. Capitalized terms used below and not otherwise defined in the text shall have the meaning set forth in paragraph 7.
1.	Purchase Price. The purchase price per Purchased Share is $10.00, for a total of $1,000,000 payable by wire transfer to the Company on the Effective Date. The Awarded Shares shall be issued for no cost to you (other than in respect of taxes, as provided in paragraph 6 below).

2.	Vesting. All of the Purchased Shares will be treated as “Vested Shares” on the Effective Date. The Awarded Shares will be “Unvested Shares” and will become “Vested Shares” as to 25% of the total number of Shares on each of the first four anniversaries of the Effective Date, provided that all of the Unvested Shares will become Vested Shares upon a “Change of Control” (as defined in the Employment Agreement among you and the Company dated as of April 19, 2007 (the “Employment Agreement”)), or upon termination of your employment by reason of your death or “Total Disability” as defined in your Employment Agreement. In addition, upon a termination of your employment under circumstances entitling you to severance benefits under Section 4.3 of your Employment Agreement, a number of Unvested Shares shall become Vested Shares as is equal to the number of Unvested Shares that would have become Vested Shares on the next scheduled vesting date had your employment not so terminated, multiplied by a fraction, the numerator of which is the number of days that elapsed from the most recent vesting date to the date of such termination, and the denominator of which is 365.

3.	Forfeiture; Repurchase Right.
     (a) Upon termination of your employment with the Company and its Affiliates for any reason, all of your Unvested Shares shall immediately be forfeited to the Company for no consideration.
     (b) The Company shall have the right (but not the obligation) to repurchase any or all of your Vested Shares upon termination of your employment with the Company and its Affiliates for any reason. Such right shall be exercisable by the Company during the one year period following the date of such termination’ unless prior to the Company’s exercise of such right you have disposed of the Shares in accordance with the terms of this Letter Agreement. Notwithstanding the foregoing, this paragraph 3(b) shall not apply to any of the Purchased Shares.
     (c) The price per Share to be paid by the Company should it choose to exercise its repurchase right pursuant to paragraph 3(b) shall equal the Fair Market Value per Share; provided, however, that the price per Share to be paid by the Company shall equal the lower of the price per Share you paid to the Company (if any), less any distributions you received in respect of such Share, or the Fair Market Value per Share if the Shares are to be repurchased following termination of your employment for Cause, or are to be repurchased following your termination of employment for any reason, and prior to such repurchase you engage in “Specified Conduct”. For these purposes “Specified Conduct” means (i) your unauthorized disclosure of confidential information relating to the Company or its Affiliates, (ii) your engaging, directly or indirectly, as an employee, partner, consultant, director, stockholder, owner, or agent in any business that is competitive with the businesses conducted by the Company and its Affiliates at the time of your termination of employment, (iii) your soliciting or inducing, directly or indirectly, any former, present or prospective customer or client of the Company or its Affiliates to purchase any services or products offered by the Company or its Affiliates from any Person other than the Company or its Affiliates, or (iv) your hiring, directly or indirectly, any individual who was an employee of the Company or its Affiliates within the six month period prior to your termination of employment, or your soliciting or inducing, directly or indirectly, any such individual to terminate his or her employment with the Company or its Affiliates.
     (d) The price per Share to be paid by the Company should it choose to exercise its repurchase right shall be made paid by cash or plain check against delivery of certificates representing the Shares repurchased by the Company. The Company may offset against the payment of the repurchase price any amounts owed by you to the Company or any Affiliate of the Company (including under the Note described in paragraph 6(c) below). In such case the amount owed will to the extent of the offset be treated as satisfied.

     (e) Should the Company choose not to exercise its repurchase right, or is prohibited by law or contract from doing so, each Bauble Investor or its controlling Affiliates may exercise such right as if it were the Company.
4.	Restrictions/Rights on Shares.
     (a) Drag-Along Right. If one or more Bauble Investors notifies you that it or they desire to sell shares of Common Stock representing at least a majority of the outstanding shares of Common Stock of the Company (disregarding any sale to Affiliates of such Bauble Investor) and specifies the terms and conditions of such proposed sale, then you shall take all necessary and desirable actions reasonably requested by such Bauble Investors in connection with the consummation of such sale, and within ten (10) business days of the receipt of such notice (or such longer period of time as such Bauble Investors shall designate in such notice) you shall cause a pro rata number of your Shares to be sold to the designated purchaser on the same terms and conditions for the same per share consideration and at the same time as the shares of Common Stock being sold by such Bauble Investors. In furtherance, and not in limitation, of the foregoing, in connection with such a sale, you will, (i) consent to and raise no objections against the sale or the process pursuant to which it was arranged, (ii) waive any dissenter’s rights and other similar rights and (iii) execute all documents containing such terms and conditions as those executed by such Bauble Investors as directed by such Bauble Investors.
     (b) Tag-Along Right. If one or more Bauble Investors desires to sell shares of Common Stock representing at least a majority of the outstanding shares of Common Stock of the Company (disregarding any sale to Affiliates of such Bauble Investor), the Company shall notify you in writing of the impending sale. After such notice, you may, but are not obligated to, by written notice, request that such Bauble Investor cause such designated purchaser to purchase on the same terms and conditions as are applicable to such Bauble Investor’s Shares, the number of your shares of Common Stock to be sold, which as a percentage of your shares of Common Stock shall not exceed the percentage of such Bauble Investor’s Shares to be sold. The Company shall cause such Bauble Investor to agree, within ten (10) business days of the receipt of such notice (or such longer period of time as such Bauble Investor shall designate in such notice) to cause your shares of Common Stock to be purchased by the designated purchaser on the same terms and conditions for the same per share consideration and at the same time as the sale of the Bauble Investor’s Shares. In furtherance, and not in limitation, of the foregoing, in connection with such a sale, you will, (i) consent to and raise no objections against the sale or the process pursuant to which it was arranged, (ii) waive any dissenter’s rights and other similar rights and (iii) execute all documents containing such terms and conditions as those executed by such Bauble Investor as directed by such Bauble Investor.
     (c) Restrictions on Transfer. Except for transfers made pursuant to paragraphs 3, 4(a) and 4(b), the Shares may not be sold, pledged, encumbered or otherwise transferred, other than by the laws of decent and distribution (but the Shares shall in any event remain subject to the terms of this Letter Agreement).

     (d) Voting. You hereby irrevocably appoint Apollo Management VI, L.P. on behalf of certain affiliated co-investment partnerships (with full power of substitution), as your proxy and attorney-in-fact (in such capacity, the “Proxy Holder”) to vote and give or withhold consent, with respect to all shares of Common Stock held by you at any time, for all matters subject to your vote from time to time in such manner as the Proxy Holder shall determine in its sole and absolute discretion, whether at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company or by written consent or otherwise, giving and granting to the Proxy Holder all powers you would possess if personally present and hereby ratifying and confirming all that the Proxy Holder shall lawfully do or cause to be done by virtue hereof. The Proxy Holder shall not have any liability to you as a result of any action taken or failure to take action pursuant to the foregoing proxy except for any action or failure to take action not taken or omitted in good faith or which involves intentional misconduct or a knowing violation of applicable law. You hereby affirm that this irrevocable proxy is given in consideration for the mutual agreements contained in this Agreement and that this irrevocable proxy is coupled with an interest and may, under no circumstances, be revoked. The Company hereby acknowledges receipt of and the validity of the foregoing irrevocable proxy, and agrees to recognize the Proxy Holder as the sole attorney and proxy for you at all times. You intend that this irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.
     (e) Qualified IPO. The restrictions and rights contained in paragraphs 3(b), 4(a), 4(b) and 4(d) shall lapse upon a Qualified IPO, and the restrictions contained in paragraph 4(c) shall lapse on the first anniversary of a Qualified IPO; provided, however, that paragraph 4(c) shall remain in effect with respect to Unvested Shares until they become Vested Shares; provided further, that unless otherwise determined by the Company, you shall enter into such standstill agreements and related agreements as the managing underwriters of such Qualified IPO may request.
     (f) Certificates for Shares. The Shares issued may be evidenced in such manner as the Company shall determine. If certificates representing the Shares are registered in your name, the certificates evidencing your Shares may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to your Shares, and the Company may retain physical possession of the certificates, in which case you shall be required to have delivered a power of transfer to the Company, endorsed in blank, relating to your Shares.

5.	Representations.
     (a) Authority. You have the requisite power, authority and capacity to execute this Letter Agreement and to perform your obligations under this Letter Agreement and to consummate the transactions contemplated hereby, and your acceptance has been duly and validly executed and delivered by you and constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms, except to the extent that such validly binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws relating to or affecting creditors’ rights generally.
     (b) Shares Unregistered. You acknowledge that (i) the offer and sale, or grant of the Shares has not been registered under applicable securities laws; (ii) the Shares acquired by you must be held indefinitely; (iii) there is no established market for the Shares and it is not anticipated that there will be any such market for the Shares in the foreseeable future; (iv) you are acquiring the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof, and not with any present intention of distributing the Shares and you have no present plan or intention to sell any of the Shares; (v) either you are an “accredited investor” under Rule 501(a) of the Securities Act of 1933, or your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of your investment in the Shares; (vi) you and your representatives, including your professional, financial, tax and other advisors, if any, have carefully considered your proposed investment in the Shares, and you understand and have taken cognizance of (or have been advised by your representatives as to) the risk factors related to the acquisition of the Shares, and no representations or warranties have been made to you or your representatives concerning the Shares, the Company or the Company’s business, operations, financial condition or prospects or other matters; (vii) in making your decision to purchase the Shares, you have relied upon independent investigations made by you and, to the extent believed by you to be appropriate, your representatives, including your professional, financial, tax and other advisors, if any; and (viii) you and your representatives have been given the opportunity to request to examine all documents of, and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the acquisition of the Shares and to obtain any additional information which you or your representatives deem necessary.
     (c) Acknowledgement. You acknowledge: (i) that this award of the opportunity to purchase the Shares is a one-time benefit, which does not create any contractual or other right to receive future awards, or benefits in lieu of awards; (ii) that all determinations with respect to any such future awards, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the exercise or purchase price, and the time or times when each award shall vest, will be at the sole discretion of the Company; (iii) that the purchase of the Shares shall not create a right to further employment with the Company and shall not interfere with the Company’s or your ability to terminate your employment relationship at any time with or without cause; (iv) that your purchase the Shares is voluntary; and (v) that this award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
6.	Taxes on Awarded Shares.
     (a) Awarded Shares. Unless you file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), you will recognize income, taxable at ordinary income rates and subject to payroll tax withholding, on each date the Awarded Shares become Vested Shares in an amount equal to the fair market value of such Shares. However, if you timely file a Section 83(b) election, the date for measuring the amount of ordinary compensation income you must recognize is the Effective Date. In that case, the Company will take the position for all returns and reports it must file with the Internal Revenue Service (including your 2007 Form W-2) that the value of the Awarded Shares equals $750,000. To be effective, a Section 83(b) election must be filed with the Internal Revenue Service within 30 days of the Effective Date and attached to your 2007 federal income tax return, and a copy of the election must be filed with the Company. However, if you forfeit the Shares, you will not be entitled to recover the taxes you paid. When you sell the Shares, you will recognize capital gain (or loss) equal to the difference between the amount realized on the sale, and your tax basis in the shares (which is the amount of ordinary compensation income previously recognized). Such gain (or loss) will be taxed as long term capital gain (or loss) if you held the shares for more than one year. Your holding period starts on the vesting dates, unless you make a Section 83(b) election, in which case the holding period will start on the Effective Date. A sample form of Section 83(b) election is attached as Appendix I for your information. However, it is your responsibility to timely file such election. Because the Company is a privately held company, the determination of the fair market value of its shares is complicated. If the tax authorities determine that the fair market value should be calculated differently than the Company’s calculation, you may have additional tax consequences. Tax laws change frequently and sometimes on a retroactive basis. You are advised to consult with your own tax or financial advisor, and should not rely on the Company’s description of tax consequences above.
     (b) Withholding. The Company shall have the right to withhold from any amount payable or allocable to you such amounts as may be required in order for the Company to satisfy any withholding obligation that it may have under applicable law, and may condition the vesting of any Shares on your making arrangements necessary to enable the Company to satisfy any such withholding obligation.
     (c) Tax Loan. If you make a Section 83(b) election, upon the Company’s receipt of its copy thereof, the Company will loan to you an amount equal to the federal, state and local taxes due by reason of such election (determined assuming you pay taxes at the highest applicable marginal rate), subject to your execution of (i) the Note attached as Appendix II, which will govern the repayment of such advance and the circumstances under which such repayment will be forgiven, and (ii) the

Pledge Agreement attached as Appendix III, which will secure your repayment obligation to the Company.
7.	Definitions.
     (a) “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.
     (b) “Bauble Investor” shall mean any of Apollo Investment Fund VI, L.P., Apollo Investors Claire’s A LLC, and Apollo Investors Claire’s B LLC, and each of their successors or assigns.
     (c) “Cause” shall have the meaning ascribed thereto in the Employment Agreement.
     (d) “Fair Market Value” of the Shares on any given date shall be determined in good faith by the Board of Directors of the Company, taking into account such factors as the Board determines are appropriate.
     (e) “Person” means an individual, partnership, corporation, limited liability company or partnership, trust, unincorporated organization, joint venture, government (or agency or political subdivision thereof) or any other entity of any kind.
     (f) “Qualified IPO” means a sale by the Company of shares of Common Stock in an initial underwritten (firm commitment) public offering registered under the Securities Act of 1933, with gross proceeds to the Company of not less than $300 million, resulting in the listing of the common stock on a nationally recognized stock exchange, including without limitation the Nasdaq National Market System.
8.	Employee Data Privacy. As a condition of the award of this opportunity to purchase the Shares, you consent to the collection, use and transfer of personal data as described in this paragraph 8. You understand that the Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, common shares or directorships held in the Company, details of all other entitlement to common shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the award of this opportunity to purchase Shares (“Data”). You further understand that the Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of this award, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in such implementation, administration and management. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the award of this opportunity to purchase Shares, including any requisite transfer of such Data as may be required for the administration of this award and/or the subsequent holding common shares on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

9.	Third Party Beneficiaries Rights. The Bauble Investors and their Affiliates shall be third party beneficiaries under paragraphs 3(e) and 4(a) above, and Apollo Management VI, L.P. shall be a third party beneficiary under paragraph 4(d), and they each shall be entitled to enforce their rights thereunder.

10.	Confidentiality. You agree not to disclose or discuss in any way the terms of this offer to or with anyone other than members of your immediate family, or your personal counsel or financial advisors (and you will advise such persons of the confidential nature of this offer).

11.	Governing Law. All questions concerning the construction, validity and interpretation of this Letter Agreement shall be governed and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois, except to the extent that laws of the Delaware apply as a result of the Company being incorporated in Delaware.
* * * *

Sincerely, BAUBLE HOLDINGS CORP.
By:
	Name:	Lance Milken
	Title:	Vice President

Agreed to and Accepted by:

Eugene S. Kahn

EXHIBIT D
Definition of Change of Control
     “Change of Control” means:
     (1) any event occurs the result of which is that any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders or their Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of Holdings or any successor company, including, without limitation, through a merger or consolidation or purchase of Voting Stock of Holdings; provided that none of the Permitted Holders or their Related Parties have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided further that the transfer of 100% of the Voting Stock of Holdings to a Person that has an ownership structure identical to that of Holdings prior to such transfer, such that Holdings becomes a wholly owned Subsidiary of such Person, shall not be treated as a Change of Control;
     (2) after an initial public offering of Capital Stock of Holdings, during any period of two (2)consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of Holdings was approved by a vote of a majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;
     (3) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of Holdings and its Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or
     (4) the adoption of a plan relating to the liquidation or dissolution of Holdings.
     For purposes of this definition, the following terms shall have the meanings set forth below:
     An “Affiliate” of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

     “Apollo” means Apollo Management VI, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.
     “Board” means the Board of Directors of Holdings or any committee thereof duly authorized to act on behalf of such Board of Directors.
     “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Holdings” means Bauble Holdings Corp., a Delaware corporation.
     “Permitted Holder” means Apollo.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.
     “Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
     “Related Party” means:
     (1) any controlling stockholder, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or
     (2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a 50% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).
     “Subsidiary” means, with respect to any specified Person:
     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a)the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b)the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

EXHIBIT E
FORM OF RELEASE
          I, Eugene S. Kahn, the undersigned, agree to accept the compensation, payments, benefits and other consideration provided for in Section 4.3(c) of the employment agreement between me and by and between Bauble Holdings Corp. (the “Company”) dated as of April 19, 2007 (the “Employment Agreement”) in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, to the maximum extent permitted by law (“Claims”), which I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising, occurring or relating to my employment and/or termination thereof with the Company and Releasees, or my status as a stockholder of the Company and Releasees, at any time on or prior to the date I execute this Release, including, without limitation, any and all Claims arising out of or relating to compensation, benefits, any and all contract claims, tort claims, fraud claims, claims for bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto. This release and waiver includes, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (including but not limited to the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the National Labor Relations Act, the Family and Medical Leave Act, the Equal Pay Act, the Sarbanes-Oxley Act, [add applicable state laws] and all amendments to the foregoing, and any other federal, state or local statute, ordinance, regulation or constitutional provision regarding employment, compensation, employee benefits, termination of employment or discrimination in employment. Notwithstanding the above, I do not release my right to any right to indemnification I may have as a director, officer or employee pursuant to applicable law and/or the Company’s certificate of incorporation nor do I release any rights to any earned and vested benefits to which I am entitled under the terms of any employee benefit plan maintained by the Company or any of its subsidiaries.
          I represent and affirm (i) that I have not filed any Claim against the Company or Releasees and (ii) that to the best of my knowledge and belief, there are no outstanding Claims.
          For the purpose of implementing a full and complete release and discharge of Claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all the Claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such Claims, including Claims for attorney’s fees. I expressly waive any right to assert after the execution of this Release that any such Claim has, through ignorance or oversight, been omitted from the scope of the Release.
          For purposes of this Release, the term “the Company and Releasees” includes the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, agents, attorneys and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.
          I understand that I have a period of up to 21 days from my receipt of this Release to review and consider this Release. I further understand that once I have signed this Release, I may revoke it at any time during the 7 days following its execution by delivering a written notice of revocation to the Company, attention General Counsel. I further understand that if I fail to execute and return this Release to the Company, attention General Counsel, prior to the expiration of such 21 day period, or revoke my execution of the Release during such 7 day period, I will not be entitled to the compensation, payments, benefits and other consideration provided for in Section 4.3(c) of the Employment Agreement.
I ACKNOWLEDGE THAT I HAVE READ THIS
RELEASE AND I UNDERSTAND
AND ACCEPT ITS TERMS

Eugene S. Kahn	Date

Sworn to before me this ___ day of _________, 20___

Notary Public